Exhibit 24



CONSENT OF INDEPENDENT AUDITORS


The Savings Plan Committee
The Gillette Company Employees' Saving Plan:

We consent to the incorporation by reference in the registration statements
No. 33-9495 on Form S-8 and No. 33-56218 on Form S-
8 of The Gillette Company Employees' Savings Plan of our report dated April 1, 1994, relating to the statements of net assets available for plan benefits of The Gillette
Company Employees' Savings Plan as of December 31,
1993 and 1992, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1993, and the supplemental schedule of assets held for investment purposes as of December 31, 1993 which report appears in the December 31, 1993 annual report on Form 11-K of The Gillette Company Employees'
Savings Plan.

					KPMGPEATMARWICK
					KPMG Peat Marwick

Boston, Massachusetts
June 21, 1994